HUB GROUP, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	March 31, 2004	December 31, 2003
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$ —	$ —
Accounts receivable
Trade, net	121,184	126,794
Other	11,616	9,472
Deferred taxes	4,676	4,676
Prepaid expenses and other current assets	4,116	4,578

TOTAL CURRENT ASSETS	141,592	145,520
PROPERTY AND EQUIPMENT, net	25,422	27,855
GOODWILL, net	215,175	215,175
OTHER ASSETS	829	1,017

TOTAL ASSETS	$ 383,018	$ 389,567

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable
Trade	$ 116,331	$ 118,830
Other	3,187	2,555
Accrued expenses
Payroll	10,677	14,157
Other	11,000	11,592
Current portion of long-term debt	8,012	8,017

TOTAL CURRENT LIABILITIES	149,207	155,151
LONG-TERM DEBT, EXCLUDING CURRENT PORTION	62,011	67,017
DEFERRED TAXES	25,768	24,364
STOCKHOLDERS' EQUITY:
Preferred stock, $.01 par value, 2,000,000 shares authorized; no shares
issued or outstanding in 2004 and 2003	—	—
Common stock,
Class A: $.01 par value; 12,337,700 shares authorized; 7,552,977 shares issued and 7,436,277 outstanding in 2004; 7,410,700 issued and
7,390,500 outstanding in 2003	74	74
Class B: $.01 par value; 662,300 shares authorized; 662,296 shares issued
and outstanding in 2004 and 2003	7	7
Additional paid-in capital	118,925	115,820
Purchase price in excess of predecessor basis, net of tax benefit of $10,306	(15,458)	(15,458)
Retained earnings	50,045	47,332
Unearned Compensation	(4,502)	(4,448)
Treasury Stock, at cost (116,700 shares in 2004 and 20,200 shares in 2003)	(3,059)	(292)

TOTAL STOCKHOLDERS' EQUITY	146,032	143,035

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 383,018	$ 389,567